Exhibit 99.1

Aquantia Announces First Quarter 2018 Results

Q1 2018 Revenue up 20 percent from Q1 2017

San Jose, Calif. – April 26, 2018 – Aquantia Corp., (NYSE: AQ), a leader in high-speed, Multi-Gigabit Ethernet connectivity solutions, today announced financial results for its first quarter ended March 31, 2018.

First Quarter 2018 Highlights:

•	Revenue for the three months ended March 31, 2018 of $28.4 million, an increase of 2 percent sequentially and 20 percent year-over-year;

•

Revenue by market for the three months ended March 31, 2018: Data Center revenue of $16.3 million, Enterprise Infrastructure revenue of $9.5 million, Access revenue of $2.5 million, and Automotive revenue of $47 thousand;

•	Gross margin of 57 percent for the three months ended March 31, 2018, compared to 58 percent for the three months ended December 31, 2017;

•	Operating loss of $1.7 million for the three months ended March 31, 2018, and non-GAAP operating loss of $0.8 million for the same period; and
•	Net loss per diluted share of $0.04 for the three months ended March 31, 2018, and non-GAAP net loss per diluted share of $0.01 for the same period.

First Quarter 2018 Results

Total revenue for the first quarter 2018 was $28.4 million, an increase of 2 percent compared to $27.8 million in the prior quarter, and an increase of 20 percent compared to $23.6 million in the first quarter 2017. Total revenue by market for the first quarter 2018 consisted of Data Center revenue of $16.3 million, Enterprise Infrastructure revenue of $9.5 million, Access revenue of $2.5 million, and Automotive revenue of $47 thousand.  Total revenue by market for the first quarter 2017 consisted of Data Center revenue of $15.8 million, Enterprise Infrastructure revenue of $7.6 million and Access revenue of $0.3 million.

Gross profit for the first quarter 2018 was $16.1 million, or 57 percent of revenue, compared to $16.1 million, or 58 percent of revenue, in the prior quarter, and $13.6 million, or 58 percent of revenue, in the first quarter 2017. Operating expenses in the first quarter 2018 were $17.9 million, compared to $17.1 million in the prior quarter and $14.3 million in the first quarter 2017.

Loss from operations for the first quarter 2018 was $1.7 million, or 6 percent of revenue, compared to $1.0 million, or 4 percent of revenue, in the prior quarter, and $0.7 million, or 3 percent of revenue, in the first quarter 2017. Non-GAAP loss from operations for the first quarter 2018 was $0.8 million, or 3 percent of revenue, compared to $0.3 million, 1 percent of revenue in the prior quarter and $0.4 million, 2 percent of revenue in the first quarter 2017.

First quarter 2018 net loss was $1.4 million, or a loss of $0.04 per diluted share, compared to fourth quarter 2017 net loss of $1.1 million, or a loss of $0.05 per diluted share, and first quarter 2017 net loss of $2.0 million, or $0.45 per diluted share.

Non-GAAP net loss for the first quarter 2018 was $0.4 million, or a loss of $0.01 per diluted share. This compares to non-GAAP net loss of $0.7 million, or a loss of $0.03 per diluted share for the fourth quarter 2017 and non-GAAP net loss of $1.1 million, or $0.25 per diluted share for the first quarter 2017.

“We are very pleased to begin the year with stronger than anticipated revenue that is up 20 percent over the same period last year,” said Faraj Aalaei, Chairman and CEO.  “The Access segment in particular is showing great momentum as we began our first volume shipments to the service provider market. We expect to see a full slate of client connectivity devices announced at Computex in the first week of June .

Balance Sheet

Cash, cash equivalents and short-term investments totaled $63.0 million at March 31, 2018, compared to $56.4 million at December 31, 2017. The increase of $6.6 million was primarily from changes in working capital.

Business Outlook

For the second quarter 2018, the Company expects revenue to be in the range of $29.0 million to $31.0 million, gross margin to be in the range of 56.0 percent to 58.0 percent and operating expenses to be in the range of $18.1 million to $20.3 million, which includes stock-based compensation expenses in the range of $1.6 million to $1.8 million.

Non-GAAP Financial Measures

In addition to GAAP reporting, the Company provides non-GAAP financial measures on income (loss) from operations and net income (loss). These non-GAAP financial measures exclude the income statement effects of stock-based compensation expense, amortization of acquired intangibles resulting from business combination, change in fair value of convertible preferred stock warrant liability and collaboration and development expense.  The Company believes that these non-GAAP financial measures help analyze the Company’s financial results, establish budgets and operational goals for managing its business and to evaluate performance. The Company also believe that the presentation of these non-GAAP financial measures provides an additional tool for investors to use in comparing Aquantia’s core business and results of operations over multiple periods with other companies in the industry, many of which present similar non-GAAP financial measures to investors. However, the non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP.

About Aquantia

Aquantia is a leader in the design, development and marketing of advanced, high-speed communications ICs for Ethernet connectivity in the Data Center, Enterprise Infrastructure and Access markets. Aquantia’s products are designed to cost-effectively deliver leading-edge data speeds for use in the latest generation of communications infrastructure to alleviate network bandwidth bottlenecks caused by the growth of global IP. Aquantia is headquartered in Silicon Valley. For more information, visit www.aquantia.com.

Conference Call Information

The Company will hold its first quarter 2018, earnings conference call at 1:15 PM Pacific time (4:15 PM Eastern time) on Thursday, April 26, 2018. To access the call in the U.S., please dial +1 412-317-5415, approximately 15 minutes prior to the start of the conference call.

A live audio webcast of the conference call and an archive for the replay will be available on the investor section of Aquantia’s website at https://investors.aquantia.com/.  To access the replay, please dial +1 412-317-0088; access code 10119354.

Forward-Looking Statements

Statements in the press release for the first quarter 2018 regarding the Company, which are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “believe,” “expect,” “may,” “will,” “provide,” “continue,” “could,” and “should,” and the negative of these terms or other similar expressions. These statements include statements relating to: the Company’s business outlook and current expectations for upcoming quarter, including with respect to the identify any specific projections provided; the Company’s expectations regarding growth opportunities, including data center, enterprise infrastructure, access and automotive market; and the Company’s expectations regarding product adoption. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses and accumulated deficit; the Company’s dependence on a limited number of customers for a substantial portion of revenue and lack of long-term purchase commitments therefrom; the Company’s ability to achieve design wins in competitive selection processes; the Company’s ability to develop new or enhanced products in a timely manner; the size and growth potential of the markets that the Company targets and the Company’s ability to compete therein; market demand for the Company’s products, including by customers of its direct customers; reliance on third parties to manufacture, assemble and test our products as well as their ability to achieve cost and yield improvements; lengthy and expensive qualification processes; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in regulation and industry standards in the United States and other jurisdictions; and other risks inherent to the fabless semiconductor business. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Public Relations Contact:
Diane Vanasse
408-242-0027

diane.vanasse@aquantia.com

Investor Relations Contact:
Deborah Stapleton
650-815-1239
deb@stapleton.com

AQUANTIA CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Revenue	$28,358	$23,643

Cost of revenue	12,241	10,047

Gross profit	16,117	13,596
Gross Profit Margin	56.8%	57.5%

Operating expenses
Research and development	12,574	10,407
Sales and marketing	2,287	1,634
General and administrative	2,997	2,227
Total operating expenses	17,858	14,268

Income (loss) from operations	(1,741)	(672)
Other income (expense)	248	(1,202)

Income (loss) before income tax expenses	(1,493)	(1,874)
Provision for (benefit from) income taxes	(125)	151

Net income (loss)	$(1,368)	$(2,025)

Net income (loss) per share
Basic	$(0.04)	$(0.45)
Diluted	$(0.04)	$(0.45)

Weighted - average shares used in computing net income per share:
Basic(1)	33,591	4,477
Diluted	33,591	4,477

(1) The number of shares for 2017 does not reflect the conversion of convertible preferred stocks to common shares.

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AQUANTIA CORP.

RECONCILIATION OF GAAP NET INCOME/(LOSS)

TO NON-GAAP NET INCOME (LOSS)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

GAAP net income (loss)	$(1,368)	$(2,025)

Stock-based compensation expense:
Cost of revenue	25	7
Research and development	573	132
Sales and marketing	111	27
General and administrative	269	76
Total stock-based compensation expense	978	242

Amortization of acquired intangibles resulting from business combination	8	8
Change in fair value of convertible preferred stock warrant liability	-	660

Non-GAAP net income (loss)	$(382)	$(1,115)

GAAP basic earnings per share	$(0.04)	$(0.45)
Effect of non-GAAP adjustments on basic earnings per share	0.03	0.20
Non-GAAP basic earnings per share	$(0.01)	$(0.25)

GAAP diluted earnings per share	$(0.04)	$(0.45)
Effect of non-GAAP adjustments on diluted earnings per share	0.03	0.20
Non-GAAP diluted earnings per share	$(0.01)	$(0.25)

Weighted - average shares used in computing net income per share:
Basic(1)	33,591	4,477
Diluted	33,591	4,477

(1) The number of shares for 2017 does not reflect the conversion of convertible preferred stocks to common shares.

GAAP Income (loss) from operations	$(1,741)	$(672)

Stock-based compensation expense	978	242
Amortization of acquired intangibles resulting from business combination	8	8

Non-GAAP income (loss) from operations	$(755)	$(422)

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AQUANTIA CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$4,606	$8,040
Short-term investments	58,435	48,362
Accounts receivable, net	10,417	15,012
Inventories	16,156	18,469
Prepaid expenses and other current assets	3,466	5,623
Total current assets	93,080	95,506

Property and equipment, net	9,447	9,973
Intangible assets, net	4,354	4,556
Other assets	535	331
Total assets	$107,416	$110,366

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,792	$7,059
Accrued liabilities	8,039	9,217
Total current liabilities	13,831	16,276

Other long-term liabilities	3,179	3,176

Total liabilities	17,010	19,452

Stockholders' equity:
Common stock	-	-
Additional paid-in capital	289,675	288,719
Accumulated comprehensive loss	(227)	(96)
Accumulated deficit	(199,042)	(197,709)
Total stockholders’ equity (deficit)	90,406	90,914

Total liabilities and stockholders' equity deficit	$107,416	$110,366